9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information: Jeryl Desjarlais Communications Manager (800) CELADON Ext. 7070 (317) 972-7070 Direct jdesjarlais@celadongroup.com	FOR RELEASE October 28, 2009 4:01 PM ET

CELADON GROUP REPORTS FIRST FISCAL QUARTER FINANCIAL RESULTS
AND INTENT TO TRANSFER TO NEW YORK STOCK EXCHANGE

INDIANAPOLIS – Celadon Group Inc. (Nasdaq: CLDN) today reported its financial and operating results for the three months ended September 30, 2009, the first fiscal quarter of the Company's fiscal year ending June 30, 2010 and the intent to list shares on the New York Stock Exchange ("NYSE").

Revenue for the quarter decreased 13.0% to $127.8 million in the 2009 quarter from $146.9 million in the 2008 quarter.  Freight revenue, which excludes fuel surcharges, increased 1.3% to $110.7 million in the 2009 quarter from $109.3 million in the 2008 quarter. Net income decreased 78.6% to $0.6 million in the 2009 quarter from $2.8 million for the same quarter last year. Earnings per diluted share decreased to $0.03 in the 2009 quarter from $0.13 for the same quarter last year.

Chairman and CEO Steve Russell commented, "Although the freight environment continued to reflect the weakness of the U.S. and Mexico economies, we did achieve more than a seasonal pickup in shipments progressively through the September quarter.  The growth in business with customers added in the past year helped drive the improvement, with billed miles increasing approximately 9.0% compared with the September 2008 quarter.   The rate environment has continued to be quite difficult, with many fleets struggling and willing to accept non-compensatory pricing.  Our average rate per loaded mile declined from prior year, and for the September quarter was down 6.9% from the September 2008 quarter.  However, the rate per loaded mile appears to have stabilized and was flat with the June 2009 quarter at $1.407 per mile, which is an encouraging sign.  The financial impact of this decline was partly offset by cost reductions achieved throughout the company, as well as the benefit of lower fuel costs.

"Our balance sheet remains solid and we retain significant liquidity to support the growth of our business. At September 30, 2009, we had $145.6 million of stockholders' equity and $48.4 million of total balance sheet borrowings. At September 30, 2009, our $40 million revolving credit facility had outstanding borrowings of $6.8 million, along with $4.2 million in outstanding letters of credit. Availability under the revolving facility was $29.0 million at September 30.

"We are pleased to announce that we have been authorized to list our common shares on the NYSE.  Celadon Group, Inc. expects the shares of its common stock to begin to trade with NYSE on November 10, 2009, under the symbol "CGI."  Until that time, our stock will continue to be traded on NASDAQ under the symbol "CLDN."  We are excited to be partnering with the NYSE and look forward to a long lasting relationship."  "We are pleased to welcome Celadon Group to our network of NYSE-listed companies," said Scott Cutler, NYSE Euronext Head of Listings, Americas.  "We look forward to a dynamic partnership and to providing Celadon Group and its shareholders with a listing on the highest quality global exchange."

Conference Call Information

An investor conference call is scheduled for Thursday, October 29, at 10:00 a.m. EDT. Steve Russell and other members of management will discuss the results of the quarter. To listen and participate in a questions-and-answers exchange, simply dial 800-706-7748 (international calls 617-614-3473) pin number 82917061 a few minutes prior to the start time. A replay will be available through December 29 by dialing 888-286-8010 (international calls 617-801-6888) and entering call back code 75702269.

This call is being Web cast by Thomson/CCBN and can be accessed via Celadon's Web site at www.celadongroup.com.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico. The company also owns TruckersB2B Inc. (www.truckersb2b.com) which provides cost savings to member fleets; Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services; and Celadon Brokerage Services.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements. In this press release, the statements relating to our perception regarding stabilization of rate per loaded mile and expectation regarding the trading of our common stock on the NYSE are forward looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception that rates are stabilizing is inaccurate; the risk that we may not meet all of the requirements necessary to receive final authorization to list our common stock on the NYSE or otherwise receive such approval;  excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CONSOLIDATED BALANCE SHEETS
 (Dollars in thousands except per share and par value amounts)

	September 30, 2009	June 30, 2009
ASSETS	(unaudited)

Current assets:
Cash and cash equivalents	$1,917	$863
Trade receivables, net of allowance for doubtful accounts of $1,016 and $1,059 at September 30, 2009 and June 30, 2009, respectively	60,364	55,291
Prepaid expenses and other current assets	16,488	10,044
Tires in service	5,379	4,336
Equipment held for resale	---	8,012
Income tax receivable	---	232
Deferred income taxes	2,878	2,780
Total current assets	87,026	81,558
Property and equipment	243,043	237,167
Less accumulated depreciation and amortization	76,010	70,025
Net property and equipment	167,033	167,142
Tires in service	1,592	1,581
Goodwill	19,137	19,137
Other assets	1,192	1,581
Total assets	$275,980	$270,999

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$5,545	$5,461
Accrued salaries and benefits	11,401	10,084
Accrued insurance and claims	8,708	8,508
Accrued fuel expense	9,428	8,592
Other accrued expenses	12,887	11,547
Provision for income taxes	947	---
Current maturities of long-term debt	968	1,109
Current maturities of capital lease obligations	6,757	6,693
Total current liabilities	56,641	51,994
Long-term debt, net of current maturities	7,082	5,870
Capital lease obligations, net of current maturities	33,580	35,311
Deferred income taxes	33,116	34,132
Minority interest	---	25
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000,000 shares; issued 23,756,003 and 23,840,677 shares at September 30, 2009 and June 30, 2009, respectively	784	787
Treasury stock at cost; 1,674,640 and 1,744,245 shares at September 30, 2009 and June 30, 2009, respectively	(11,546)	(12,025)
Additional paid-in capital	97,219	97,030
Retained earnings	63,520	62,955
Accumulated other comprehensive loss	(4,416)	(5,080)
Total stockholders' equity	145,561	143,667
Total liabilities and stockholders' equity	$275,980	$270,999

Key Operating Statistics
	For the three months ended September 30, 2009	For the three months ended September 30, 2008
Operating Statistics (U.S./Canada Truckload)
Average revenue per loaded mile (*)	$1.407	$1.511
Average revenue per total mile (*)	$1.266	$1.362
Average revenue per tractor per week (*)	$2,495	$2,680
Average miles per tractor per week	1,971	1,967
Average tractors (**)	2,865	2,625
Tractors at end of period (***)	3,221	2,947
Trailers at end of period (***)	9,983	8,894
Operating Ratio (*)	97.5%	93.6%
* Excluding fuel surcharges.
** Excludes tractors operated by our Mexican subsidiary, Jaguar.
*** Total fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

CONSOLIDATED STATEMENTS OF OPERATIONS
For the three months ended September 30,
(In thousands, except per share amounts)
(Unaudited)
	2009	2008

Revenue:
Freight revenue	$110,686	$109,289
Fuel surcharges	17,151	37,579
Total revenue	127,837	146,868

Operating expenses:
Salaries, wages, and employee benefits	40,005	41,329
Fuel	29,737	48,066
Operations and maintenance	8,682	9,387
Insurance and claims	3,945	3,619
Depreciation and amortization	7,997	8,032
Revenue equipment rentals	9,376	6,063
Purchased transportation	18,128	15,761
Cost of products and services sold	1,632	1,569
Communications and utilities	1,238	1,218
Operating taxes and licenses	2,362	2,384
General and other operating	2,018	2,489
Total operating expenses	125,120	139,917

Operating income	2,717	6,951

Other (income) expense:
Interest income	(21)	(5)
Interest expense	663	1,102
Other (income) expense, net	91	---
Income before income taxes	1,984	5,854
Provision for income taxes	1,419	3,085
Net income	$565	$2,769

Earnings per common share:
Diluted earnings per share	$0.03	$0.13
Basic earnings per share	$0.03	$0.13
Average shares outstanding:
Diluted	22,190	22,031
Basic	21,847	21,581

Back to Form 8-K